Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form F-1 ( File No. 333- ) of our report dated December , 2019, with respect to the consolidated financial statements of Wunong Net Technology Company Limited. and subsidiaries as of December 31, 2018 and 2017, and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Friedman LLP

New York, New York

December , 2019